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ORIENTAL FINANCIAL GROUP INC.                  CONTACT PERSON: RAFAEL VALLADARES
QUARTERLY PRESS RELEASE                            TEL: (787) 641-7472 EXT. 3010
FOR IMMEDIATE RELEASE ON
THURSDAY, APRIL 8, 1999

ORIENTAL FISCAL 1999 3RD QUARTER DILUTED EARNINGS PER SHARE RISE 25% VERSUS FISCAL 1998

San Juan, PR-Jose E. Fernandez, President and Chief Executive Officer of Oriental Financial Group Inc., the bank holding company of Oriental Bank and Trust, reported an increase of 25% in diluted earnings per share for the third quarter of fiscal 1999, as net income rose to $6.6 million or $.50 per share from $5.4 million or $.40 per share in the same period of fiscal 1998. The Group's profitability ratios for the third quarter of fiscal 1999 reflect annualized returns of 1.76% on assets (ROA) and 25.06% on stockholders' equity
(ROE) versus 1.72% and 20.95%, respectively, in the comparable fiscal 1998 period.

For the first nine months of fiscal 1999, the Group's diluted earnings per share also climbed 25%, as net income reached $19.0 million or $1.43 per share compared with $15.6 million or $1.14 per share in the same period of fiscal 1998. The ROA and ROE for the first nine months of fiscal 1999 were 1.78% and 22.78%, respectively, up from 1.73% and 21.04%, respectively, in the same period of fiscal 1998. The Group's earnings growth was driven by increases in net interest income and non-interest income; partially offset by a rise in the provision for loan losses. A solid growth in interest-earning assets and strong performances by the Group's trust, brokerage and money management and treasury business units fueled the Group's operating income improvement.

Commenting on the Group's financial results, Mr. Fernandez stated: "Management is delighted with the growth achieved in our core business base and the strong financial results realized during the first nine months of fiscal 1999. During this past quarter our core business base expanded at a healthy pace, producing record results in our mortgage origination and brokerage business units. We expect to sustain this outstanding performance in the foreseeable future."

At March 31, 1999, the Group's total financial assets owned or managed, which consists of Bank assets, assets managed by the trust and assets gathered by the broker-dealer, reached $3.8 billion, an increase of 19% when compared to the $3.2 billion a year ago. At March 31, 1999, Bank assets reached $1.532 billion from $1.262 billion a year ago, an increase of 21%. Assets managed by the trust grew 15% to $1.435 billion versus $1.243 billion a year ago, and assets gathered by the broker-dealer increased 21% to $831.7 million from $686 million the year before.

Net interest income for the third quarter of fiscal 1999, rose 17% to $13.2 million versus $11.3 million reported in the same period of fiscal 1998. For the nine months of fiscal 1999, net interest income increased 14% to $36.1 million from $31.7 million reported in the same period a year ago. These increases were mainly due to a larger average balance of interest-earning assets coupled with a lower cost of deposits and borrowings.

For the third quarter of fiscal 1999, trust, money management and brokerage fees rose by 21% to $2.4 million, compared to $2.0 million in the same quarter of fiscal 1998. Mortgage banking


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activities and other recurring income amounted to $1.6 million compared to $2.1 million for the same period of fiscal 1998. For the first nine months of fiscal 1999, trust, money management and brokerage fees, improved 17% to $7.0 million, compared to $6.0 million for the same period a year ago. Mortgage banking activities and other recurring income amounted to $5.5 million versus $6.0 million for the same period of fiscal 1998.

For the third quarter of fiscal 1999, other non-recurring income increased to $1.9 million from $349,000 in fiscal 1998. For the first nine months of fiscal 1999, rose to $10.5 million from $4.3 million in fiscal 1998. These improvements were driven by increases in securities and trading gains. As result of the favorable market opportunities, during the past two quarters the Group sold a significant quantity of investment securities as part of its asset/liability management.

The Group's provision for loans losses for the third quarter of fiscal 1999 increased to $3.2 million from $1.9 million for the same period of fiscal 1998. For the first nine months of fiscal 1999, the provision for loan losses amounted to $13 million versus $6.9 million in the same period the year before. The main reason for the increase in the provision was management's goal of further expanding the Group's coverage ratio of reserve to total loans, which increased to 1.63% from 1.21% a year ago.

Recurring non-interest expenses for the third quarter of fiscal 1999, increased 11% to $8.3 million from $7.5 million during the same period of fiscal 1998. Notwithstanding the above increase, the annualized efficiency ratio and the expense ratio for the third quarter of fiscal 1999 were 48.06% and 1.21%, respectively, versus 48.52% and 1.15%, respectively, the year before. For the first nine months of fiscal 1999 recurring non-interest expenses amounted to $23.5 million versus $22.7 million, up 3%. The efficiency ratio and the expense ratio for the first nine months of fiscal 1999 substantially improved to 48.40% and 1.11%, respectively, from 50.99% and 1.20%, respectively, a year earlier.

Stockholders' equity at March 31,1999, totaled $104.5 million. The Group continues to be a "well capitalized" institution, the highest classification available under the capital standards set by the Federal Deposit Insurance Corporation for bank or bank holding companies. Total risk-based and leverage capital ratios as of March 31, 1999 were 21.30% and 7.21%, respectively, which are well above the minimum capital ratios required by regulatory agencies. As part of the Group's stock repurchase program, during the first nine months of fiscal 1999, the Group repurchased a total number of 260,226 common shares, all of which are held by the Group's treasury at March 31, 1999.

Oriental Financial Group Inc. is a bank holding company, which provides diversified financial services to clients throughout Puerto Rico. The core businesses of the Group are mortgage origination, trust, money management, financial planning and investment brokerage services, as well as a full range of consumer banking services through a 19-branch islandwide network.


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
ORIENTAL FINANCIAL GROUP INC.                                    THIRD QUARTER ENDED            NINE MONTHS ENDED
QUARTERLY PRESS RELEASE SUMMARY                                        MARCH 31,                      MARCH 31,
NYSE SYMBOL: OFG                                                       ---------                      --------
---------------------------------------------------------------------------------------------------------------------------------
                                                               1999            1998        %        1999           1998        %
EARNINGS (In thousands, except for per share data):
INTEREST INCOME                                             $    29,514   $     26,079     13%  $   84,386    $    74,410     13%
INTEREST EXPENSE                                                 16,317         14,799     10%      48,305         42,753     13%
                                                            -----------   ------------   ----   ----------    -----------   ----
NET INTEREST INCOME                                              13,197         11,280     17%      36,081         31,657     14%
PROVISION FOR LOAN LOSSES                                         3,200          1,900     68%      12,950          6,900     88%
TRUST, MONEY MANAGEMENT AND BROKERAGE FEES                        2,440          2,021     21%       7,035          6,034     17%
MORTGAGE BANKING ACTIVITIES AND OTHER RECURRING INCOME            1,584          2,073    -24%       5,484          6,038     -9%
OTHER NON RECURRING INCOME                                        1,949            349    458%      10,465          4,290    144%
RECURRING NON-INTEREST EXPENSES                                   8,277          7,478     11%      23,524         22,745      3%
NON RECURRING NON-INTEREST EXPENSES                                  --             82   -100%         337            133    153%
INCOME TAXES                                                      1,070            825     30%       3,205          2,650     21%
                                                            -----------   ------------   ----   ----------    -----------   ----
NET INCOME                                                  $     6,623   $      5,438     22%  $   19,049    $    15,591     22%
                                                            ===========   ============   ====   ==========    ===========   ====

INCOME PER SHARE:
BASIC                                                       $      0.51   $       0.41     24%  $     1.46    $      1.18     24%
                                                            -----------   ------------   ----   ----------    -----------   ----
DILUTIVE                                                    $      0.50   $       0.40     25%  $     1.43    $      1.14     25%
                                                            -----------   ------------   ----   ----------    -----------   ----

AVERAGE SHARES OUTSTANDING                                   13,033,714     13,282,133          13,033,714     13,249,046
AVERAGE SHARES EQUIVALENTS                                      325,014        442,624             325,014        448,237
                                                             ----------     ----------          ----------     ----------
TOTAL                                                        13,358,728     13,724,757          13,358,728     13,697,283
                                                             ==========     ==========          ==========     ==========

FINANCIAL HIGHLIGHTS (In thousands):

TOTAL BANK ASSETS                                                                               $1,532,400    $ 1,261,500     21%
TRUST ASSETS MANAGED                                                                             1,435,000      1,242,900     15%
ASSETS GATHERED BY BROKER AND DEALER                                                               831,700        686,000     21%
                                                                                                ----------    -----------   ----
TOTAL FINANCIAL ASSETS                                                                          $3,799,100    $ 3,190,400     19%
                                                                                                ==========    ===========   ====

INVESTMENTS AND OTHER INTEREST-EARNING ASSETS                                                   $  895,539    $   640,608     40%
LOANS RECEIVABLE, NET                                                                              569,956        557,733      2%
                                                                                                ----------    -----------   ----
INTEREST-EARNING ASSETS                                                                         $1,465,495    $ 1,198,341     22%
                                                                                                ==========    ===========   ====

DEPOSITS                                                                                        $  639,010    $   551,483     16%
OTHER BORROWINGS                                                                                   749,620        574,406     31%
                                                                                                ----------    -----------   ----
INTEREST-BEARING LIABILITIES                                                                    $1,388,630    $ 1,125,889     23%
                                                                                                ==========    ===========   ====

CAPITAL                                                                                         $  104,492    $   103,967      1%

SELECTED FINANCIAL RATIOS (in percent):

RETURN ON AVERAGE ASSETS (ROA)                                     1.76%          1.72%               1.78%          1.73%
RETURN ON AVERAGE CAPITAL (ROE)                                   25.06%         20.95%              22.78%         21.04%
EFFICIENCY RATIO                                                  48.06%         48.52%              48.40%         50.99%
EXPENSE RATIO                                                      1.21%          1.15%               1.11%          1.20%
INTEREST RATE SPREAD                                               3.52%          3.52%               3.43%          3.56%
TOTAL RISK-BASED CAPITAL RATIO                                                                       21.30%         19.79%
CORE CAPITAL (LEVERAGE) RATIO                                                                         7.21%          7.82%